Exhibit 99.3

NON-QUALIFIED STOCK OPTION AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
UNDER ENZON PHARMACEUTICALS, INC.
2011 STOCK OPTION AND INCENTIVE PLAN

Name of Optionee:

No. of Option Shares:

Option Exercise Price per Share:	$

[FMV on Grant Date]
Grant Date:

Expiration Date:

[No more than 10 years]

          Pursuant to the Enzon Pharmaceuticals, Inc. 2011 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Enzon Pharmaceuticals, Inc. (the “Company”) hereby grants to the Optionee named above, who is a Director of the Company but is not an employee of the Company, an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.01 per share (the “Stock”), of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

          1. Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 1 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall be exercisable with respect to the following number of Option Shares on the dates indicated so long as the Optionee remains in service as a member of the Board on such dates:

Incremental Number of Option Shares Exercisable	Exercisability Date

_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________

          Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

          2. Manner of Exercise.

                    (a) The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

          Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that have been beneficially owned by the Optionee for at least six months and are not then subject to any restrictions under any Company plan; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Administrator to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.

          The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with all applicable laws, regulations and Company policies. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.

                    (b) The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under all applicable laws, regulations and Company policies in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

                    (c) The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.

                    (d) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

          3. Termination as Director. If the Optionee ceases to be a Director of the Company, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

                    (a) Termination Due to Death. If the Optionee’s service as a Director terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of death, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of twelve (12) months from the date of death or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of death shall terminate immediately and be of no further force or effect.

                    (b) Termination Due to Disability. If the Optionee’s service as a Director terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Stock Option outstanding on the date of termination, to the extent exercisable on the date of termination, may thereafter be exercised by the Optionee for a period of twelve (12) months from the date of termination or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination for disability shall terminate immediately and be of no further force or effect.

                    (c) Removal for Cause. If Optionee is removed as a Director by the stockholders of the Company for Cause, any portion of this Stock Option outstanding on the date of removal shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean removal of Optionee as a Director by the stockholders of the Company based upon (i) the willful and continued failure by Optionee substantially to perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness), (ii) the Optionee’s conviction or plea bargain in connection with the commission or alleged commission of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds, or (iii) the willful engaging by Optionee in misconduct which causes substantial injury to the Company , its employees, directors or clients, whether monetarily or otherwise. For purposes of this paragraph, no action or failure to act on Optionee’s part shall be considered “willful” unless done, or omitted to be done, by Optionee in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.

                    (d) Other Termination. If the Optionee’s service as a Director terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date the Optionee ceased to be a Director, for a period of twelve (12) months from the date the Optionee ceased to be a Director or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date the Optionee ceases to be a Director shall terminate immediately and be of no further force or effect.

          4. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

          5. Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. Other than as set forth in the following sentence, this Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee or the Optionee’s legal representative or guardian in the event of the Optionee’s incapacity, and thereafter, only by the Optionee’s legal representative or legatee. Notwithstanding the foregoing, the Optionee may transfer this Stock to any Family Member (as defined in the Plan) provided, however, that (i) Optionee may not receive any consideration for such transfer, (ii) the Family Member must agree in writing not to make any subsequent transfers of this Stock Option other than by will or the laws of the descent and distribution and (iii) the Company receives prior written notice of such transfer.

          6. No Obligation to Continue as a Director. Neither the Plan nor this Stock Option confers upon the Optionee any rights with respect to continuance as a Director.

          7. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

          8. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

          9. Forfeiture of Stock Option and Option Gain Resulting from Certain Activities

                    (a) If at any time that (i) is within two (2) years after the date that Optionee has exercised this Stock Option or (ii) is within two (2) years after the date of the termination of Optionee’s service as a Director of the Company for any reason whatsoever while this Stock Option remains exerciseable, whichever is longer, Optionee engages in any Forfeiture Activity

(as defined below) then (i) this Stock Option shall immediately terminate effective as of the date any such activity first occurred, and (ii) any gain received by Optionee pursuant to the exercise of this Stock Option must be paid to the Company within thirty (30) days of demand by the Company. For purposes hereof, the gain on any exercise of this Stock Option shall be determined by multiplying the number of shares of Stock purchased upon exercise of this Stock Option by the excess of the Fair Market Value of a share of Stock on the date of exercise of this Stock Option (without regard to any subsequent increase or decrease in the Fair Market Value) over the Option Exercise Price per Share.

                    (b) As used herein, Optionee shall be deemed to have engaged in a Forfeiture Activity if Optionee (i) breaches any non-compete or non-disclosure agreement between the Company and Optionee or (ii) fails to hold in a fiduciary capacity for the benefit of the Company all confidential, proprietary or trade secret information, knowledge and data, including research and development information, financial information, sales or marketing information, technical information, customer lists and information, business plans and business strategy (“Confidential Data”) relating in any way to the business of the Company for so long as such Confidential Data remains confidential.

                    (c) If any court of competent jurisdiction shall determine that the foregoing forfeiture provision is invalid in any respect, the court so holding may limit such covenant either in time, in area or in any other manner which the court determines such that the covenant shall be enforceable against Optionee. Optionee acknowledges that the remedy at law for any breach of the covenant not to compete referenced above will be inadequate to protect the Company’s interests and compensate for the harm flowing from such breach, and that the Company shall be entitled, in addition to any remedy at law, to preliminary and permanent injunctive relief.

ENZON PHARMACEUTICALS, INC.

By:

Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:

Optionee’s Signature

Optionee’s name and address: